___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2013

JPX GLOBAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54793	26-2801338
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

9864 E Grand River, Ste 110-301 Brighton, Michigan	48116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (780) 349-1755

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On June 17, 2013, JPX Global, Inc. (the “Company”) entered into a Processing Lease and Option To Purchase Agreement, thereby effecting the Joint Venture Agreement (collectively, the “Agreements”) with CGrowth Capital, Inc., a Delaware corporation ("CGrowth"). Pursuant to the Agreements, CGrowth is obligated to provide operational, on-site, and sales support in respect to the Chewelah Community Pit, a 15 acre sand and gravel pit in Colville, Washington. A copy of the approved Bureau of Land Management (“BLM”) Contract For The Sale Of Mineral Materials is attached hereto. According to the terms of the Agreements, the Company is obligated to make an initial payment of $50,000, followed by a payment of $300,000 in 30 days or less. The initital payment of $50,000 has been paid by the Company. Also, the Company shall be entitled to 51% of the net revenue, and CGrowth shall be entitled to 49% respectively. The Agreements expire on June 1, 2014, but will automatically extend for an additional year, in anticipation of a 5-year BLM extension. A copy of the Agreements are provided as exhibits to this Current Report.

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously described, On June 17, 2013, the Company entered into the Agreements with CGrowth. Pursuant to the Agreements, CGrowth is obligated to provide operational, on-site, and sales support in respect to the Chewelah Community Pit, a 15 acre sand and gravel pit in Colville, Washington. A copy of the approved BLM Contract For The Sale Of Mineral Materials is attached hereto. According to the terms of the Agreements, the Company is obligated to make an initial payment of $50,000, followed by a payment of $300,000 in 30 days or less. The initital payment of $50,000 has been paid by the Company. Also, the Company shall be entitled to 51% of the net revenue, and CGrowth shall be entitled to 49% respectively. The Agreements expire on June 1, 2014, but will automatically extend for an additional year, in anticipation of a 5-year BLM extension. A copy of the Agreements are provided as exhibits to this Current Report.

Item 9.01 Exhibits

Exhibit No.	Description
2.1	Joint Venture Agreement between the Registrant and CGrowth Capital, Inc.
2.2	Lease Purchase Agreement by and between JPX Global, Inc. and CGrowth Capital, Inc.
2.3	Bureau of Land Management Contract for the Sale of Mineral Materials.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPX Global, Inc.

Date: June 18, 2013	By:	/s/ James P. Foran
James P. Foran Chief Executive Officer